Offer to Purchase for Cash
      All Outstanding Shares of Common Stock and Class A Common Stock (Including the Associated Rights to Purchase Series A Junior Preferred Stock)
                                    of
                          Berg Electronics Corp.
                                    at
                        $35.00 Net Per Common Share
                                    and
                   $32.965 Net Per Class A Common Share
                                    by
                           Berg Acquisition Co.

                       a wholly owned subsidiary of

                   Framatome Connectors USA Holding Inc.

                and an indirect wholly owned subsidiary of

                  Framatome Connectors International S.A.


                                                             September 2, 1998
To Brokers, Dealers, Commercial
      Banks, Trust Companies and Other Nominees:

               We have been appointed by Berg Acquisition Co., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Framatome Connectors USA Holding Inc., a New York corporation ("FC USA"), and an indirect wholly owned subsidiary of Framatome Connectors International S.A., a corporation organized under the laws of the Republic of France ("Parent"), to act as Dealer Manager in connection with its offer to purchase all outstanding shares of Common Stock, $0.01 par value per share (the "Common Shares"), of Berg Electronics Corp., a Delaware corporation (the "Company"), at $35.00 per
Common Share, net to the seller in cash, and all outstanding shares of Class A Common Stock, $0.01 par value per share (the "Class A Shares"), of the Company at $32.965 per Class A Share, net to the seller in cash, including, in each case, the associated rights to purchase Series A Junior Preferred Stock (the "Rights", and collectively with the Common Shares and the Class A Shares, the "Shares") issued pursuant to the Rights Agreement dated December 22, 1997 and amended August 27, 1998, between the Company and Harris Trust and Savings Bank, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated September 2, 1998 and the related Letter of Transmittal (which, together with any amendments or supplements, constitute the "Offer").

               For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated September 2, 1998;

          2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase);

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. The Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company and mailed to stockholders of the Company; and

          6. Return envelope addressed to Harris Trust and Savings Bank, the Depositary.


               WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

               THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

               Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

               In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary on or prior to 12:00 Midnight, New York City time, on Wednesday, September 30, 1998.

               Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                        Very truly yours,



                                        Merrill Lynch & Co.




               NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, FC USA, PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.